                            CERTIFICATE OF AMENDMENT

                                     TO THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             BPC HOLDING CORPORATION


               BPC HOLDING CORPORATION, a Delaware corporation, HEREBY CERTIFIES as follows:

          Section 1. The name of the corporation is BPC HOLDING CORPORATION (the "CORPORATION"). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 11, 1990.

          Section 2. This Certificate of Amendment sets forth an amendment to the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") of the Corporation, which amendment was duly adopted by the Board of Directors of the Corporation at a meeting thereof and by the holders of a majority of the issued and outstanding voting common stock of the Corporation by written consent thereof, in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware (the "DGCL"). Pursuant to
Section 228 of the DGCL, notice of the approval of this Certificate of Amendment by written consent of the holders of a majority of the issued and outstanding voting common stock of the Corporation was provided to those holders of voting common stock of the Corporation who did not consent to the taking of such action.

          Section 3. Article Fourth, Part A (i) of the Certificate of Incorporation of the Corporation is hereby amended to read:

                    "The total number of shares of capital stock which the Corporation has authority to issue is 4,814,000 shares, consisting of:

                         (i) 2,314,000 shares of Preferred Stock, par value $.01
               per share ("PREFERRED STOCK"), of which 600,000 shall be designated Series A Senior Cumulative Exchangeable Preferred Stock (the "SERIES A PREFERRED STOCK"), 1,400,000 shares shall be designated Series A-1 Senior Cumulative Preferred Stock (the "SERIES A-1 PREFERRED STOCK"), 3,063 shall be designated Series C-1 Preferred Stock (the "SERIES C-1 PREFERRED STOCK"), 1,910 shall be designated Series C-2 Preferred Stock (the "SERIES C-2 PREFERRED STOCK"), 2,135 shall be designated Series C-3 Preferred Stock (the "SERIES C-3 PREFERRED STOCK"), 3,033 shall be designated Series C-4 Preferred Stock (the "SERIES C-4 PREFERRED STOCK"), 3,027 shall be designated Series C-5 Preferred Stock (the "SERIES C-5 PREFERRED STOCK") and 100,000 shall be designated Series D Preferred Stock (the "SERIES D PREFERRED STOCK");"

               IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on behalf of the Corporation as of the ___ day of May, 2001.


                                        BPC HOLDING CORPORATION


                                        By
                                             ----------------------------------
                                             Martin R. Imbler
                                             President


ATTEST:


By
   -------------------------------------------
   James M. Kratochvil
   Secretary